Exhibit 10

Agreement by and between David R. Koos and Bio-Matrix Scientific Group, Inc. (“Agreement”)

WHEREAS, Bio Matrix Scientific Group, Inc. (“BMSN”), a Delaware Corporation, wishes to  secure the services of David R. Koos (“Koos”) as  BMSN’s  President and Chief Executive Officer (“CEO”)  for a period of ten years.

THEREFORE, it is agreed as follows:

As consideration for entering into this Agreement, Koos shall be issued 4,852 shares of BMSN’s  Series AA Preferred Stock (“AA Stock”) under the following terms and conditions:

A)  In the event that Koos voluntarily resigns as either President or CEO of BMSN prior to July 3, 2018 the AA Stock shall be returned to the Corporation.

B)  In the event of the death of Koos prior to July 3, 2018 the AA Stock shall be returned to the Corporation.

C)  Upon the expiration of a continuous period of two hundred forty (240) calendar days during which Koos is unable to perform his material duties as President or CEO due to physical or mental incapacity the AA Stock shall be returned to the Corporation.

D)  Upon Koos’ conviction in a court of competent jurisdiction for a felony or any crime involving fraud or misrepresentation the AA Stock shall be returned to the Corporation.

The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of California. Any action to enforce this Agreement shall be brought in the state courts located in San Diego County, State of California.

AGREED TO BY:

BMSN	KOOS

By: /s/ David R. Koos	/s/ David R. Koos

Name:
Its: Chairman & CEO

Date: July 3, 2008	Date: July 3, 2008

17